Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 23, 2026

Farmers and Merchants Bancshares, Inc.	Contact: Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President and Chief Executive Officer
Hampstead, Maryland 21074	(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $3.7 MILLION OR $1.14 PER SHARE FOR THE SIX MONTHS ENDED

JUNE 30, 2026

HAMPSTEAD, MARYLAND (July 23, 2026) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the six months ended June 30, 2026 was $3.7 million, or $1.14 per common share (basic and diluted) compared to $2.4 million, or $0.74 per common share (basic and diluted), for the same period in 2025. The Company’s annualized return on average assets during the six months ended June 30, 2026 was 0.87% compared to 0.58% for the same period in 2025. The Company’s annualized return on average equity during the six months ended June 30, 2026 was 11.23% compared to 8.18% for the same period in 2025.

Net income for the three months ended June 30, 2026 was $1.9 million, or $0.58 per common share (basic and diluted) compared to $1.2 million, or $0.38 per common share (basic and diluted), for the second quarter of 2025. The Company’s annualized return on average assets during the three months ended June 30, 2026 was 0.88% compared to 0.58% for the same period in 2025. The Company’s annualized return on average equity during the three months ended June 30, 2026 was 11.28% compared to 8.15% for the same period in 2025.

Net interest income for the six months ended June 30, 2026 was $2.1 million higher when compared to the same period in 2025 due to a widening net yield on interest-earning assets of 3.27% for the six months ended June 30, 2026 compared to 2.92% for the same period in 2025. The yield on earning assets increased to 5.35% for the six months ended June 30, 2026, compared to 5.11% for the same period in 2025. The cost of interest bearing liabilities decreased to 2.57% for the six months ended June 30, 2026, down from 2.67% for the same period in 2025. Average interest earning assets were $831.8 million for the six months ended June 30, 2026 compared to $793.5 million for the same period in 2025. Gross interest income increased by $2.0 million to $22.2 million for the six months ended June 30, 2026, up from $20.2 million for the same period in 2025. Average interest bearing liabilities increased by $19.1 million to $669.8 million for the six months ended June 30, 2026 from $650.7 million for the same period in 2025. Total interest expense decreased slightly to $8.6 million for the six months ended June 30, 2026 compared to $8.7 million for the same period in 2025.

The Company did not record a provision for credit losses for the six months ended June 30, 2026. There was a $268 thousand provision recorded for the six months ended June 30, 2025 which was related to a write down of one loan that was ultimately foreclosed upon.

Noninterest income decreased by $15 thousand for the six months ended June 30, 2026 when compared to the same period in 2025. The decrease was due to several factors, including the non-recurrence of a gain on the settlement of a fair value hedge of $94 thousand in 2025, an $11 thousand decrease in service charges on deposit accounts, a $9 thousand decrease in bank owned life insurance income, and a $15 thousand decrease in the fair value adjustment of an equity security. These were offset by a $54 thousand increase in mortgage banking revenue and a $60 thousand increase in other fees and commissions. Noninterest expense was $306 thousand higher for the six months ended June 30, 2026 when compared to the same period in 2025, due primarily to a $391 thousand increase in salaries and benefits resulting from new staffing additions. Also contributing to the increase was a $126 thousand combined increase in occupancy and furniture and equipment costs. These increases were offset in part by year over year decreases in ATM and debit card expenses of $20 thousand, FDIC assessments of $134 thousand due to lower FDIC assessment rates, professional services of $47 thousand, advertising costs of $24 thousand, and other real estate owned expenses of $21 thousand.

Total assets increased to $874.2 million at June 30, 2026 from $872.0 million at December 31, 2025. Loans, net of the allowance for credit losses, increased to $636.5 million at June 30, 2026 from $633.1 million at December 31, 2025. Investments in debt securities decreased to $130.0 million at June 30, 2026 from $139.8 million at December 31, 2025. Deposits increased to $725.1 million at June 30, 2026 from $720.5 million at December 31, 2025. Total borrowings decreased by $4.7 million to $74.3 million as of June 30, 2026, down from $79.0 million at December 31, 2025. The decrease was primarily due to the Company repaying $5.0 million in Federal Home Loan Bank advances.

The book value of the Company’s common stock increased to $20.72 per share at June 30, 2026 from $20.02 per share at December 31, 2025. Book value per share at June 30, 2026 is reflective of the $12.9 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) securities portfolio as a result of the rise in interest rates since the time of purchase. Changes in the market value of the AFS securities portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The Company’s tangible equity was $60.6 million at June 30, 2026 compared to $57.6 million at December 31, 2025.

Gary A. Harris, President and CEO, commented “Our second quarter results reflect the continued momentum we have built across the organization. Net income for the first six months of 2026 increased 57% compared to the same period in 2025, demonstrating the strength of our core banking operations and the effectiveness of our growth strategy. As we continue investing in talent, technology, and customer experience, we remain confident in our ability to generate sustainable earnings growth and position the Bank for long-term success.”

About the Company

The Company is the financial holding company for Farmers and Merchants Bank, a Maryland-chartered community bank headquartered in Hampstead, Maryland. Founded in 1919, the Bank has served the deposit, lending, and financial needs of consumers and businesses across Carroll and Baltimore Counties for more than a century. The Bank operates eight locations along Routes 30, 795, 140, 26, and 45 corridors, including offices in Hampstead, Upperco, Owings Mills, Reisterstown, Westminster, Eldersburg, Greenmount, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTCID Basic Market under the symbol “FMFG”. For more information, visit fmb1919.bank.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets
Dollars in thousands except per share data

	(Unaudited)
	June 30,	December 31,
	2026	2025 *

Assets

Cash and due from banks	$54,323	$46,113
Federal funds sold and other interest-bearing deposits	1,163	566
Cash and cash equivalents	55,486	46,679
Certificates of deposit in other banks	100	100
Securities available for sale, at fair value	109,091	118,730
Securities held to maturity, at amortized cost less allowance for credit losses of $63 and $79	20,863	21,055
Equity security, at fair value	553	550
Restricted stock, at cost	3,475	3,693
Mortgage loans held for sale	694	714
Loans, less allowance for credit losses of $4,518 and $4,361	636,549	633,144
Premises and equipment, net	6,987	7,141
Accrued interest receivable	2,402	2,535
Deferred income taxes, net	6,404	6,277
Other real estate owned, net	1,665	1,673
Bank owned life insurance	15,555	15,353
Goodwill and other intangibles, net	7,014	7,018
Other assets	7,374	7,296
Total Assets	$874,212	$871,958

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$126,385	$117,098
Interest-bearing	598,740	603,361
Total deposits	725,125	720,459
Securities sold under repurchase agreements	4,559	4,317
Federal Home Loan Bank of Atlanta advances	57,700	62,700
Long-term debt, net of issuance costs	12,060	12,036
Accrued interest payable	989	1,278
Other liabilities	6,185	6,508
Total liabilities	806,618	807,298
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,262,958 shares in 2026 and 3,229,795 shares in 2025	33	32
Additional paid-in capital	32,735	32,148
Retained earnings	47,766	45,210
Accumulated other comprehensive loss	(12,940)	(12,730)
Total Stockholders' equity	67,594	64,660
Total liabilities and stockholders' equity	$874,212	$871,958

* Derived from audited consolidated financial statements

Farmers and Merchants Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
Amounts in thousands except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Interest income
Loans, including fees	$9,647	$8,899	$19,409	$17,265
Investment securities - taxable	798	1,070	1,643	2,121
Investment securities - tax exempt	157	153	298	309
Federal funds sold and other interest earning assets	417	171	819	485
Total interest income	11,019	10,293	22,169	20,180

Interest expense
Deposits	3,417	4,071	6,922	8,321
Securities sold under repurchase agreements	10	12	26	29
Federal Home Loan Bank advances	559	110	1,158	122
Long-term debt	258	109	516	222
Total interest expense	4,244	4,302	8,622	8,694
Net interest income	6,775	5,991	13,547	11,486

Provision for credit losses	-	238	-	268

Net interest income after provision for credit losses	6,775	5,753	13,547	11,218

Noninterest income
Service charges on deposit accounts	174	178	331	342
Mortgage banking income	72	47	130	76
Bank owned life insurance income	102	106	202	211
Fair value adjustment of equity security	(2)	1	(5)	10
Gain on settlement of fair value hedge	-	-	-	94
Other fees and commissions	177	124	296	236
Total noninterest income	523	456	954	969

Noninterest expense
Salaries	2,348	2,191	4,425	4,398
Employee benefits	583	531	1,277	913
Occupancy	319	280	664	608
Furniture and equipment	420	480	885	815
Professional services	201	218	344	391
Automated teller machine and debit card expenses	147	168	316	336
Federal Deposit Insurance Corporation premiums	81	117	182	316
Postage, delivery, and armored carrier	65	64	131	142
Advertising	49	74	106	130
Other real estate owned expense, net	6	67	50	71
Other	573	540	1,154	1,108
Total noninterest expense	4,792	4,730	9,534	9,228

Income before income taxes	2,506	1,479	4,967	2,959
Income taxes	610	280	1,246	596
Net income	$1,896	$1,199	$3,721	$2,363

Earnings per common share - basic	$0.58	$0.38	$1.14	$0.74
Earnings per common share - diluted	$0.58	$0.38	$1.14	$0.74

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Amounts in thousands except per share data

	As of or For the Three Months Ended June 30,
	2026	2025	2024

AT PERIOD END

Total assets	$874,212	$842,218	$798,556
Gross loans	641,067	619,702	550,118
Cash and cash equivalents	55,486	31,283	24,510
AFS and HTM Securities	129,954	142,762	177,661
Deposits	725,125	748,898	651,209
Borrowings	74,319	20,388	81,271
Stockholders' equity	67,594	60,246	54,543

SELECTED AVERAGE BALANCES

Total assets	$860,113	$825,060	$748,510
Gross loans	635,540	616,097	541,267
Cash and cash equivalents	42,884	14,959	18,395
Debt Securities	150,136	165,409	204,779
Deposits	712,115	734,631	647,215
Borrowings	70,442	20,786	72,762
Stockholders' equity	67,413	58,827	52,431

ASSET QUALITY

Nonperforming assets	$1,665	$3,028	$1,646

Nonperforming assets/total assets	0.19%	0.36%	0.21%

Allowance for credit losses/total loans	0.70%	0.68%	0.74%

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Amounts in thousands except per share data

	As of or For the Three Months Ended June 30,
	2026	2025	2024

OPERATING DATA

Interest income	$11,019	$10,293	$9,180
Interest expense	4,244	4,302	4,047
Net interest income	6,775	5,991	5,133
Provision for credit losses	-	238	-
Net interest income after provision for credit losses	6,775	5,753	5,133
Noninterest income	523	456	374
Noninterest expense	4,792	4,730	4,123
Income before income taxes	2,506	1,479	1,384
Income taxes	610	280	305
Net income	$1,896	$1,199	$1,079

PER SHARE DATA

Earnings per share - basic and diluted	$0.58	$0.38	$0.35
Dividends	$0.36	$0.00	$0.33
Book value	$20.72	$18.97	$17.77

KEY RATIOS

Return on average assets (annualized)	0.88%	0.58%	0.55%
Return on average equity (annualized)	11.28%	8.15%	8.23%
Efficiency ratio	65.66%	73.37%	74.86%
Dividend payout ratio	61.02%	0.00%	94.28%
Net yield on interest-earning assets	3.27%	3.03%	2.71%
Tier 1 capital leverage ratio	9.98%	9.51%	9.58%

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Amounts in thousands except per share data

	As of or For the Six Months Ended June 30,
	2026	2025	2024

AT PERIOD END

Total assets	$874,212	$842,218	$798,556
Gross loans	641,067	619,702	550,118
Cash and cash equivalents	55,486	31,283	24,510
AFS and HTM Securities	129,954	142,762	177,661
Deposits	725,125	748,898	651,209
Borrowings	74,319	20,388	81,271
Stockholders' equity	67,594	60,246	54,543

SELECTED AVERAGE BALANCES

Total assets	$863,653	$820,910	$792,174
Gross loans	636,731	604,875	537,917
Cash and cash equivalents	42,689	21,830	27,809
Debt Securities	152,376	166,812	206,593
Deposits	712,823	733,685	655,331
Borrowings	72,591	18,291	71,140
Stockholders' equity	66,803	57,742	52,192

ASSET QUALITY

Nonperforming assets	$1,665	$3,028	$1,646

Nonperforming assets/total assets	0.19%	0.36%	0.21%

Allowance for credit losses/total loans	0.70%	0.68%	0.74%

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Amounts in thousands except per share data

	As of or For the Six Months Ended June 30,
	2026	2025	2024

OPERATING DATA

Interest income	$22,169	$20,180	$18,246
Interest expense	8,622	8,694	7,938
Net interest income	13,547	11,486	10,308
Provision for credit losses	-	268	-
Net interest income after provision for credit losses	13,547	11,218	10,308
Noninterest income	954	969	878
Noninterest expense	9,534	9,228	8,236
Income before income taxes	4,967	2,959	2,950
Income taxes	1,246	596	652
Net income	$3,721	$2,363	$2,298

PER SHARE DATA

Earnings per share - basic and diluted	$1.14	$0.74	$0.74
Dividends	$0.36	$0.00	$0.33
Book value	$20.72	$18.97	$17.77

KEY RATIOS

Return on average assets (annualized)	0.87%	0.58%	0.58%
Return on average equity (annualized)	11.23%	8.18%	8.81%
Efficiency ratio	65.75%	74.09%	73.63%
Dividend payout ratio	31.30%	0.00%	44.59%
Net yield on interest-earning assets	3.27%	2.92%	2.70%
Tier 1 capital leverage ratio	9.98%	9.51%	9.58%